SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2012

WATTS WATER TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-11499	04-2916536
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845

(Address of Principal Executive Offices) (Zip Code)

(978) 688-1811

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Watts Water Technologies, Inc. (the “Registrant”) and Dean P. Freeman entered into an indemnification agreement dated as of October 29, 2012.  The indemnification agreement entered into between the Registrant and Mr. Freeman is the Registrant’s standard form of indemnification agreement, a copy of which was filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2011.  The indemnification agreement provides indemnity, including the advancement of expenses, to the directors and certain officers of the Registrant against liabilities incurred in the performance of their duties to the fullest extent permitted by the General Corporation Law of the State of Delaware.  The disclosure contained in Item 5.02 below is incorporated by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2012, the Registrant’s Board of Directors appointed Dean P. Freeman as the Registrant’s Executive Vice President and Chief Financial Officer effective November 12, 2012.  The Registrant’s current Chief Financial Officer, William C. McCartney, who announced his retirement earlier this year, will continue in the role of Chief Financial Officer until November 12th to oversee the preparation and filing of the Registrant’s Quarterly Report on Form 10-Q for the third quarter and to assist Mr. Freeman in preparing for the transition to Chief Financial Officer of the Registrant.

Mr. Freeman, age 48, previously served as Senior Vice President of Finance and Treasurer of Flowserve Corporation from October 2009 to October 2011.  Also while at Flowserve, Mr. Freeman served as Vice President, Finance and Chief Financial Officer of the Flowserve Pump Division from 2006 to October 2009.  Flowserve is a leading global provider of fluid motion and control products and services, producing engineered and industrial pumps, seals and valves as well as a range of related flow management services.  Prior to Flowserve, Mr. Freeman served as Chief Financial Officer, Europe for The Stanley Works Corporation.  Mr. Freeman also served in financial executive and management roles of progressive responsibility with United Technologies Corporation and SPX Corporation.  Mr. Freeman has an MBA from Rensselaer Polytechnic Institute and a Bachelor of Science degree in Business Administration from the University of Connecticut. He also served our country as a non-commissioned infantry officer in the United States Army.

Mr. Freeman’s initial annual base salary will be $395,000.  Mr. Freeman will participate in the Registrant’s Executive Incentive Bonus Plan, with a target bonus percentage equal to 65% of his base salary on a prorated basis for 2012.  Mr. Freeman will also receive a $100,000 cash signing bonus.  In the event Mr. Freeman’s employment with the Registrant is terminated within 24 months from his date of hire for any reason except a Registrant-initiated termination due to a reorganization or lack of work, Mr. Freeman will be required to reimburse the Registrant for the full amount of his signing bonus.  The Registrant has agreed to pay customary, out-of-pocket expenses incurred by Mr. Freeman in connection with his relocation to the North Andover, Massachusetts area.  The Registrant will also pay Mr. Freeman a $50,000 lump sum to cover his temporary living expenses in the North Andover area prior to his relocation.  Amounts paid to Mr. Freeman in connection with his relocation to the North Andover area and temporary living expenses will include a gross up payment for income tax purposes.  In the event Mr. Freeman’s employment with the Registrant is terminated within 24 months from his date of hire for any reason except a Registrant-initiated termination due to a reorganization or lack of work, Mr. Freeman will be required to reimburse the Registrant for all relocation expenses paid by the Registrant.  In connection with his hiring, Mr. Freeman will be granted an incentive stock option for the purchase of 24,000 shares of the Registrant’s Class A common stock and an award of 8,000 shares of restricted stock under the Registrant’s 2004 Stock Incentive Plan.  Mr. Freeman will also be eligible to participate in the Registrant’s Management Stock Purchase Plan beginning in 2012.  Mr. Freeman will receive either a car leased by the Registrant or a $1,167 monthly car allowance.  Mr. Freeman will also be eligible to participate in the Registrant’s customary employee benefit plans, including medical insurance plans, life insurance plan, retirement savings plan and pension plan.

The disclosure contained in Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2012	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Kenneth R. Lepage
Kenneth R. Lepage
General Counsel &
Executive Vice President of Administration